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                                                                   EXHIBIT 10.27

                                  TRANSLATION
                                   AGREEMENT


                  Between:

                  Groupement pour la Gestion de Pensions Complementaires, or GPC, a "Groupement d'Interet Economique" established under the "Ordonnance" no. 67-821 of September 23, 1967, whose principal office is at Immeuble Balzac, 10 Place des Vosges, 92048 Courbevoie, registered at the Nanterre commercial register under no. C 313 467 350, represented by Mr. Henri Boutin, a director, duly authorized by the shareholders at a meeting held on June 28, 1991 (hereinafter "GPC")

                  and

                  Nacanco France S.A., whose principal office is at 64300 Mont, registered at the Paris commercial register under no. RCS B 377 517 842, represented by its chief executive officer Mr. Brosseau (hereinafter "Nacanco France").

                  WHEREAS

                  1. Nacanco France is a member of GPC.

                  2. GPC was formed by the principal companies which, as at the date of its constitution, employed previous employees of Pechiney, Ugine Kuhlmann and their subsidiaries who have individual retirement and employee benefit rights, particularly under the plans known as "IPC - ACR - MSA and SAD".
                ----     ----
                4000     4000

                  3. Nacanco France is liable for the supplementary pension benefits under the terminated plans due to those employees (or the dependents or assignees thereof) that are currently or have been employed in the Nacanco France activities that previously belonged to Pechiney Ugine Kuhlmann, or its subsidiaries or successors. Such benefits are owed pro rata with respect to such employees' periods of employment with Nacanco France and such predecessors.

                  4. The purpose of GPC is to fulfill the pension obligations owed to the employees at the relevant time on behalf of the GPC members.

                  GPC and Nacanco France have agreed as follows:

                  1. GPC agrees to pay, on behalf of Nacanco France, any supplementary pension benefits due to currently employed employees (or their dependents or assignees) at the


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relevant time under the "IPC - ACR - MSA/4000 - SAD/4000" plans, pursuant to the individual pension rights granted to such employees by the employing companies. At January 1, 1992, Nacanco France is not liable for any pension liability.

                  2. Nacanco France has provided to GPC as Annex I a list of the currently employed employees who have such rights, and will provide to GPC details of the employees who claim pension rights as and when such claims are made.

                  3. GPC agrees to fulfill the supplementary pension rights that may be claimed by the employees included on the lists supplied to it in accordance with the plans applicable to such employees.

                  The rules of such pension plans may only be amended in accordance with the by-laws and regulations of such plans or in accordance with any requirements of law.

                  GPC will notify to each retiring employee the details of any supplementary pension rights to which they are entitled, and will pay such supplementary pension rights in accordance with such notification.

                  4. GPC will keep updated records of supplementary pension benefits due in accordance with the applicable rules.

                  5. Nacanco France will provide GPC with all information held by it which GPC may need in order to pay and update the pension amounts referred to in Articles 3 and 4 above, as well as any information in its possession relating to career recommencement by retired employees.

                  6. GPC will apportion the cost of the supplementary pension benefits paid by it pursuant to Articles 2 and 3 between the member companies with which the retirees were employed during their careers. This apportionment will be effected in accordance with the provisions of Article 9 of GPC's constitutive GIE agreement.

                  Nacanco France will pay to GPC quarterly cash amounts as requested by GPC and on the dates indicated by GPC in order that GPC shall not be overdrawn and thereby unable to make payment of sums owed to retirees. If an adjustment for any quarter is necessary, such adjustment shall be made before the end of the following quarter.

                  In accordance with Article 10 of the Contract, GPC's functional expenses shall be apportioned annually among its members in proportion to the number of retirees under management.



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                  Nacanco France shall be obligated to provide GPC with cash advances necessary to cover its functional expenses in the proportions established by the members' meeting.

                  7. If a branch of Nacanco France's business is transferred to a company that is not a member of GPC, Nacanco France shall remain liable to GPC for supplementary pension benefits owed by it with respect to the beneficiaries relating to such branch.

                  Nacanco France shall be responsible for obtaining any reimbursement of such amounts from the transferee company or for requesting such company to become a member of GPC.

                  If any employee of Nacanco France that is a beneficiary of individual pension rights is transferred to a company that is not a member of GPC, GPC shall charge Nacanco France for any supplementary pension amounts paid to such employee or the dependents thereof.

                  Nacanco France shall be responsible for obtaining any reimbursement of such amounts from the transferee company.

                  8. Nacanco France shall notify GPC at least once per year of any changes in status of its employees that are beneficiaries of individual pension rights.

                  9. Any dispute arising out of the interpretation or application of this agreement shall be submitted to the Managing Committee of GPC at the request of any party so to request. If the dispute cannot be resolved, the Managing Committee shall refer the matter to an extraordinary general meeting of the members for decision.


                                     Signed in two original copies
                                     in Paris, September 14, 1992


GPC                                  Nacanco France


/s/ H. Boutin                        /s/  M. Brosseau
-------------                        ----------------
    H. Boutin                             M. Brosseau
    Director



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                                     Annex I


                    Employees assumed by Nacanco France from
                      Aluminum Pechiney with ex-IPC rights



 LAST NAME             FIRST NAME          COMMENCEMENT DATE
 ---------             ----------          -----------------
ESTELLE                Christian                25.10.72
LADAURADE              Jean-Pierre               1.06.71
HITTE                  Jean                      1.09.70
LABASTIE               Marcel                   19.10.70
LAMAGNERE              Michel                   16.06.64
MARTINS                Dionisio                 12.10.70
NOEL                   Gilles                   24.11.71
POUSSIER               Daniel                    1.07.71